Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Achieves Record Revenue in Third Quarter

Q3 revenue: $12.5 million, net income: $1.6 million, EPS: $0.05

1,900 new customers added during quarter

MOUNTAIN VIEW, Calif. – October 19, 2005 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its third quarter ended September 30, 2005.

•	Revenue grew to $12.5 million, a 36% increase over the same period last year.

•	Net income increased to $1.6 million, a 172% increase over $600,000 in the same period last year.

•	Earnings per share was $0.05, a 150% increase over the $0.02 in the same period last year.

•	Transaction volumes increased to 159.5 million, a 46% increase over the 109.4 million transactions processed in the same period last year.

•	CyberSource added approximately 1,900 new customers in the third quarter, a 19% increase over the approximately 1,600 customers added in the third quarter of 2004.

•	The company is reaffirming guidance for the full year with increases noted in total revenue and net income.

Third quarter 2005 financial results

Revenue: CyberSource’s third quarter revenue was $12.5 million compared to $9.2 million in the same period last year and equaling prior guidance.

Gross profit: Gross profit was $7.2 million compared to $6.0 million in the same period last year.

Gross margin: Gross margin was 58% compared to 65% in the same period last year, equaling prior guidance. The decline in gross margin is due in part to an increase in global acquiring revenue which has a lower associated gross margin, but higher gross profit contribution per transaction compared to our gateway services. Global acquiring revenue represented approximately 24% of total revenue in the third quarter of 2005 compared to approximately 7% in the same period last year.

Operating expenses: Operating expenses were $6.0 million compared to $5.5 million in the same period last year, and less than guidance of $6.3 million.

Net income: Net income was $1.6 million compared to $600,000 in the same period last year, surpassing guidance of $1.2 million.

Earnings per share: Earnings per share was $0.05 compared to $0.02 in the same period last year, surpassing guidance of $0.03.

Balance sheet: Cash, cash equivalents, and short-term investments at the end of the third quarter in 2005 were $45.9 million compared to $43.9 million as of September 30, 2004. The company has no long term debt. No stock was repurchased during the quarter.

Nine-month Financial Highlights

Revenue: For the nine-month period ended September 30, 2005, total gross revenue was $35.6 million compared to $26.3 million for the nine-month period the year before.

Net income: The company recorded net income of $4.0 million or $0.11 per share for the nine months ended September 30, 2005 compared to net income of $1.8 million or $0.05 per share for the same period last year.

Highlights for the quarter

Customer growth:

•	CyberSource signed approximately 1,900 new customers in the third quarter of 2005 including: Associated Press, Home Depot Canada, Tower Records, Viking Range, and Virgin Digital, the digital entertainment platform of the Virgin Group. New customers added this quarter increase the company’s total customer count to approximately 12,000.

•	Existing customers that added new services or renewed agreements during the quarter include Air Canada, Briggs & Stratton, Casio, Columbia House, Match.com, Overstock.com, and the University of California at Los Angeles.

Global strength

•	CyberSource UK customers processed a record 21.0 million transactions in the third quarter of 2005, a 150% increase over the same period last year.

Product/service enhancements

•	In August 2005, the company launched Version 2.0 of Decision Manager, an automated order review system that scans eCommerce orders to ensure they meet merchant-established fraud screening criteria. Decision Manager 2.0 brings far greater customization to the order review process, resulting in quicker isolation of fraudulent orders and better management of payment processing costs for CyberSource customers.

•	In July 2005, the company announced the CyberSource PCI Scanning Service, through an agreement with ScanAlert, Inc. that enables CyberSource to provide online merchants with market leading security scanning services. Security scanning is a key component of certification to the Payment Card Industry Data Security Standard (PCI). Combining the new scanning capability with our managed PCI compliance and remediation services means CyberSource can address the full range of PCI requirements for customers large and small.

Customer satisfaction.

•	The company’s customer satisfaction level, derived from independent third party surveys, continues to be excellent. During the third quarter of 2005, 93% of enterprise and mid-sized customers contacted said the company had met or exceeded their expectations. Of that 93%, 86% said CyberSource customer support “excelled” or “exceeded expectations”.

System uptime. CyberSource uptime for the third quarter was 99.99%.

Acquisition activity

•	On September 23, 2005, the company announced it had signed a non-binding letter of intent to acquire substantially all of the assets of CardSystems Solutions, Inc. of Atlanta, Georgia. On October 15, 2005, the company terminated negotiations due to the parties’ inability to reach agreement on terms.

Guidance

CyberSource is providing guidance for the fourth quarter of 2005 and for the full year 2005 based on information available as of October 19, 2005.

•	For the fourth quarter, ending December 31, 2005: Total revenue is expected to be $13.8 million. Transaction and support revenue is expected to be $12.2 million, while enterprise software and professional services revenues are expected to be $800,000 each. Gross margin is expected to be 58%. Operating expenses are expected to be $6.3 million, and net income for the fourth quarter is expected to be $2.0 million or $0.05 per share based on an estimated average of 36.5 million diluted shares.

•	Guidance for the full year 2005: Total revenue is expected to be $49.4 million, slightly above guidance of $49.0 million provided on July 20, 2005. Gross margin is expected to be 59% compared to prior guidance of 60%. Operating expenses are expected to be $24.4 million, compared to prior guidance of $24.8 million. Net income for 2005 is expected to be $6.0 million or $0.17 per share, compared to prior guidance of $5.8 million or $0.16 per share. Earnings per share is based on an estimated average of 36 million diluted shares.

•	This fourth quarter and full year 2005 guidance does not include legal and other consulting costs incurred as a direct result of the CardSystems negotiations. Most of these costs will be recorded in operating expenses during the fourth quarter of 2005.

Public call/web cast details

CyberSource will host a public conference call today, October 19, 2005, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the third quarter results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through October 31, 2005.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 1132841.

A taped replay of this call will be available until October 31, 2005. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 1132841.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes commerce transaction processing systems. Approximately 12,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding (i) financial forecasts or guidance including, without limitation, those regarding revenue, gross margin, operating expenses, net income, and earnings per share, and (ii) CyberSource’s ability to address the full range of PCI requirements for customers large and small. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward- looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 10, 2005, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2005 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Transaction and support	$10,844	$7,230	$29,858	$20,285
Enterprise software	747	772	2,998	2,653
Professional services	938	1,217	2,745	3,380

Total revenues	12,529	9,219	35,601	26,318

Cost of revenues:
Transaction and support	4,575	2,522	12,128	6,418
Enterprise software	163	187	664	387
Professional services	548	550	1,446	1,507

Total cost of revenues	5,286	3,259	14,238	8,312

Gross profit	7,243	5,960	21,363	18,006

Operating expenses:
Product development	1,919	1,596	5,857	4,926
Sales and marketing	2,632	2,526	8,176	7,570
General and administrative	1,408	1,404	4,109	4,150

Total operating expense	5,959	5,526	18,142	16,646

Income from operations	1,284	434	3,221	1,360
Interest income, net	363	183	900	481

Income before taxes	1,647	617	4,121	1,841

Income tax provision	19	19	72	55

Net income	$1,628	$598	$4,049	$1,786

Basic net income per share	$0.05	$0.02	$0.12	$0.05

Diluted net income per share	$0.05	$0.02	$0.11	$0.05

Weighted average number of shares used in computing basic net income per share	33,523	33,608	33,338	33,490

Weighted average number of shares used in computing diluted net income per share	36,092	35,698	35,720	35,871

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash, cash equivalents and short-term investments	$45,908	$44,703
Accounts receivable, net	6,877	6,494
Prepaid expenses and other current assets	2,825	2,052

Total current assets	55,610	53,249

Property and equipment, net	2,329	1,746
Other noncurrent assets	802	285

Total assets	$58,741	$55,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$578	$392
Other accrued liabilities	5,080	5,549
Deferred revenue	1,768	1,840

Total current liabilities	7,426	7,781

Total stockholders’ equity	51,315	47,499

Total liabilities and stockholders’ equity	$58,741	$55,280